                                                                 Exhibit (a)(13)

[EMULEX LOGO]


FOR IMMEDIATE RELEASE

Press Contact:
Robin Austin
Sr. Manager, Public Relations
(714) 513-8152
robin.austin@emulex.com

                    EMULEX CORPORATION AND VIXEL CORPORATION
                ANNOUNCE EARLY TERMINATION OF HSR WAITING PERIOD
                   FOR EMULEX'S PROPOSED ACQUISITION OF VIXEL

                    ----------------------------------------
         COSTA MESA, CALIF., NOVEMBER 3, 2003 - Emulex Corporation (NYSE:ELX) and Vixel Corporation (NASDAQ:VIXL) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 related to the tender offer Emulex commenced, through a wholly owned subsidiary, on October 15, 2003 to purchase the outstanding shares of Vixel at $10.00 net per share expired at 11:59 p.m. New York City time on October 31, 2003. The termination of this waiting period satisfies one of the conditions for Emulex's acquisition of Vixel.

         This news release is for informational purposes only. It does not constitute an offer to purchase shares of Vixel Corporation under the rules and regulations of the Securities and Exchange Commission. The tender offer referred to herein is being made only through the Offer to Purchase dated October 15, 2003 and in the related Letter of Transmittal (as each of them may be amended or supplemented from time to time) that Emulex Corporation and its wholly owned subsidiary, Aviary Acquisition Corp., have filed with the Securities and Exchange Commission as exhibits to a Tender Offer Statement on Schedule TO. Vixel Corporation has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission in connection with the tender offer. These documents contain important information and security holders and other interested parties should read these documents carefully before making any decision with respect to the tender offer. These documents may be obtained free of charge at the Security and Exchange Commission's website at www.sec.gov or from Emulex, either at its web site at www.emulex.com or by directing a request to Emulex Corporation, 3535 Harbor Boulevard, Costa Mesa, California


                                     -more-
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Emulex and Vixel Announce Early Termination of HSR Waiting Period
November 3, 2003
Page 2 of 3


92626, Attention: Investor Relations. Persons with questions regarding the tender offer should contact MacKenzie Partners, the information agent for the tender offer, at (800) 322-2885 (toll free) or Merrill Lynch & Co., the dealer manager for the tender offer, at (866) 276-1462 (toll free).

ABOUT EMULEX

         Emulex Corporation is the world's largest supplier and developer of storage networking host bus adapters. It was recently named one of Forbes Magazine's 25 Fastest Growing Technology Companies in 2002, and ranked number 15 in Deloitte & Touche's 2003 Technology Fast 50.

         The Emulex product families are based on internally developed ASIC, firmware and software technologies spanning both Fibre Channel and IP networking protocols, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. The company's products have been selected by the world's leading server and storage providers, including Dell, EMC, Fujitsu Siemens, Groupe Bull, HP, Hitachi Data Systems, IBM, NEC, Network Appliance, StorageTek and Unisys. In addition, Emulex includes industry leaders Brocade, Computer Associates, Intel, McDATA, Microsoft and VERITAS among its strategic partners. Additionally, Emulex and Intel, via a joint development agreement, are pioneering the industry's first storage processors for Serial ATA, Serial Attached SCSI and Fibre Channel interfaces within a single architecture.

         Emulex markets to OEMs and end users through its own worldwide selling organization, as well as its two-tier distribution partners, including ACAL, Avnet, Bell Microproducts, Info-X, Netmarks, Tech Data, TidalWire and Tokyo Electron. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at www.emulex.com.

ABOUT VIXEL

         Vixel Corporation is a leading provider and innovator of embedded storage connectivity technologies for storage solution providers. Its award-winning technology, InSpeed(TM), cost-effectively enables new levels of reliability, scalability and performance in storage systems. Through innovation and partnership with its customers, Vixel advances leading edge embedded storage connectivity technologies that enable the architectural evolution of next generation storage systems. Vixel's embedded storage switching and storage networking products have been deployed by leading solution providers such as HP, Fujitsu, Network Appliance, NEC, Sun Microsystems, Avid
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Emulex and Vixel Announce Early Termination of HSR Waiting Period
November 3, 2003
Page 3 of 3


Technologies, Xyratex and BlueArc. To find out more about Vixel and its unique technology offerings, visit www.vixel.com.

         Vixel Corporation is headquartered at 11911 North Creek Parkway South, Bothell, Washington 98011 and can be contacted by phone at 425-806-5509 or e-mail at marketing@vixel.com.


EMULEX | WE NETWORK STORAGE

 ------------------
This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

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